Exhibit 99.1

For further information contact:

James M. Zemlyak

Chief Financial Officer

(314) 342-2228

zemlyakj@stifel.com

For Immediate Release

STIFEL FINANCIAL CORP.

COMPLETES PRIVATE PLACEMENT

St. Louis, Missouri – January 27, 2006 - Stifel Financial Corp. (NYSE: “SF”) today announced the completion of its previously announced private placement of 1,052,220 shares of its common stock at $25.00 per share and the granting of 1,807,610 restricted stock units. The shares were purchased by/granted to key associates of the Legg Mason Capital Markets business which was acquired in the previously announced acquisition from Citigroup Inc. on December 1, 2005.

The private placement issuance price and the number of restricted units granted was agreed upon based on $25.00 per share which reflected the then current market price of Stifel Financial shares at the time of the announcement of the transaction. In accordance with accounting guidelines the Company will record a one-time non-cash charge related to the private placement and, with respect to the restricted stock units, an additional non-cash charge to earnings for three years as follows:

1)

with respect to the private placement, the Company is required to charge to compensation the amount of the discount between the market value on date of issuance and the agreed upon issuance price. Accordingly, the Company will incur non-cash after tax charge to earnings of $8.4 million resulting from the difference between the volume weighted average market price of $38.33 per share as of the date of the sale and the offering price of $25.00 per share. This non-cash charge will be recorded in the Company’s first quarter of 2006.

2)

With respect to the restricted stock units, the Company is required to charge to compensation the amount of the value for the units awarded. As a result, the Company will incur annual non-cash after-tax charge of $13.6 million per year over the three-year vesting period. The units were granted with a measurement price of $37.59.

In connection with the private placement, the company agreed to withhold shares for purposes of tax withholding on the compensation, recognized by the associates, which resulted from the difference between the offering price and the market price. Net of these share withholdings and including the income tax benefit realized by the Company for the non-cash compensation charge, 942,887 shares were issued for an aggregate amount of approximately $27,725,000.

Net proceeds from the sale of the common stock are expected to be used to increase Stifel’s equity capital required to support the combined capital markets business following completion of the Acquisition and for general corporate purposes including future acquisitions.

Company Information

Stifel operates 113 offices in 25 states and the District of Columbia through its principal subsidiary, Stifel Nicolaus, and 2 European offices through Stifel Nicolaus Ltd. Stifel Nicolaus provides securities brokerage, investment banking, trading, investment advisory, and related financial services, primarily, to individual investors, professional money managers, businesses, and municipalities. To learn more about Stifel, please visit the company's web site at www.stifel.com.

Forward-Looking Statements

Statements in this news release contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, regulatory actions, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. The Company does not undertake any obligation to publicly update any forward-looking statements.

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